CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Medium-Term Notes, Series B	–	$250,000,000	$9,825(1)
Debt Securities	–	$29,300,000,000	$2,089,090(2)

(1)
On September 30, 2008, the registrant paid $235,800 in registration fees in respect of future offerings of debt securities with a maximum aggregate offering price of $6,000,000,000. The registration fees for the Medium Term Notes, Series B referred to in the table above form part of, and shall be deducted from, the $235,800 previously paid.

(2)
Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933.  The registrant has instructed its bank to wire transfer $2,089,090 in additional registration fees to the Commission’s account in respect of future offerings of additional debt securities with a maximum aggregate offering price of $29,300,000,000.

Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated December 8, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P4Q6

Principal Amount (in Specified Currency): $250,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: December 8, 2010
Original Issue Date: December 13, 2010
Stated Maturity Date: December 14, 2011

Initial Interest Rate: Federal Funds Rate on December 10, 2010 (the first Business Day preceding the Original Issue Date) plus 0.25% per annum
Interest Payment Dates: The 14th of each March, June and September, commencing on March 14, 2011, and on the Stated Maturity Date

Net Proceeds to Issuer: $249,883,000
Agents:  RBC Capital Markets, LLC (“RBC”)
  Toyota Financial Services Securities USA Corporation (“TFSS USA”)
  The Williams Capital Group, L.P. (“Williams Capital”)
  UBS Securities LLC (“UBS”)
RBC’s Discount or Commission: 0.03%
RBC’s Capacity:
[  ] Agent
[X] Principal
TFSS USA’s Discount or Commission: 0.15%
TFSS USA’s Capacity:
[X] Agent
[  ] Principal
Williams Capital’s Discount or Commission: 0.03%
Williams Capital’s Capacity:
[  ] Agent
[X] Principal
UBS’s Discount or Commission: 0.03%
UBS’s Capacity:
[  ] Agent
[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[X] Federal Funds Rate
[  ] Federal Funds Open Rate
[  ] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:
Index Currency:

If CD Rate or LIBOR
Index Maturity:

Spread (+/-):  +0.25%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: December 14, 2010, the first Business Day succeeding the Original Issue Date
Interest Rate Reset Period: Daily
Interest Reset Dates: Each Business Day

Interest Rate Reset Cutoff Date: Two Business Days prior to each related Interest Payment Date
Interest Determination Dates: One Business Day preceding each related Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[X] Following, adjusted
[  ] Modified Following

Business Day: New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 10, 2009, between Toyota Motor Credit Corporation (“TMCC”) and the dealers party thereto, and the Joinder Agreement dated as of December 1, 2010 between TMCC and UBS Securities LLC (“UBS”) (the “Joinder Agreement”), UBS, acting as principal, has agreed to purchase and TMCC has agreed to sell to UBS $50,000,000 principal amount of the Notes (the “UBS Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated November 15, 2010 and the Appointment Agreement Confirmation dated December 8, 2010 (collectively, the “RBC Appointment Agreement”) between TMCC and RBC Capital Markets, LLC (“RBC”), RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $115,000,000 principal amount of the Notes (the “RBC Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated July 1, 2010 and the Appointment Agreement Confirmation dated December 8, 2010 (collectively, the “Williams Capital Appointment Agreement”) between TMCC and The Williams Capital Group, L.P. (“Williams Capital”), Williams Capital, acting as principal, has agreed to purchase and TMCC has agreed to sell to Williams Capital $50,000,000 principal amount of the Notes (the “Williams Capital Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the RBC Appointment Agreement and the Williams Capital Appointment Agreement, and to which UBS has become a party in accordance with the terms of the Joinder Agreement, the obligations of RBC, UBS and Williams Capital to purchase the RBC Notes, the UBS Notes and the Williams Capital Notes, respectively, are several and not joint, and in the event of a default by any of RBC, UBS or Williams Capital, the non-defaulting dealers are not required to purchase the notes of defaulting dealers and the size of the offering will be correspondingly reduced.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $35,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.85% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.15% of such principal amount.  TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.